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Exhibit 4.1

        Execution Copy

LIBERTY MEDIA CORPORATION

and

THE BANK OF NEW YORK

Trustee

NINTH SUPPLEMENTAL INDENTURE

dated June 13, 2002

Supplementing the Indenture
dated as of July 7, 1999
as previously supplemented by
First Supplemental Indenture, dated as of July 7, 1999
Second Supplemental Indenture, dated as of November 16, 1999
Third Supplemental Indenture, dated as of February 2, 2000
Fourth Supplemental Indenture, dated as of February 10, 2000
Fifth Supplemental Indenture, dated as of January 11, 2001
Sixth Supplemental Indenture, dated as of March 8, 2001
Eighth Supplemental Indenture, dated as of December 3, 2001

7 7/8% Senior Notes due 2009
8 1/2% Senior Debentures due 2029
4% Senior Exchangeable Debentures Due 2029
8 1/4% Senior Debentures due 2030
3 3/4% Senior Exchangeable Debentures Due 2030
3 1/2% Senior Exchangeable Debentures due 2031
3 1/4% Senior Exchangeable Debentures due 2031
7 3/4% Senior Notes due 2009

        NINTH SUPPLEMENTAL INDENTURE, dated the 13th day of June, 2002, between LIBERTY MEDIA CORPORATION, a corporation existing under the laws of the State of Delaware (the "Company"), and THE BANK OF NEW YORK, a New York banking corporation, having its principal corporate trust office in The City of New York, New York, as trustee (the "Trustee").

        WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture dated as of July 7, 1999 (the "Original Indenture" and, as supplemented by the First Supplemental Indenture, dated as of July 7, 1999, Second Supplemental Indenture, dated as of November 16, 1999, Third Supplemental Indenture, dated as of February 2, 2000, Fourth Supplemental Indenture, dated as of February 10, 2000, Fifth Supplemental Indenture, dated as of January 11, 2001, Sixth Supplemental Indenture, dated as of March 8, 2001, and Eighth Supplemental Indenture, dated as of December 3, 2001, the "Indenture"), providing for the issuance by the Company from time to time of its senior debt securities to be issued in one or more series (in the Indenture and herein called the "Securities");

        WHEREAS, the Company has not executed and delivered to the Trustee a Seventh Supplemental Indenture to the Original Indenture;

        WHEREAS, at the date hereof, the Company has issued, and the Trustee has authenticated and delivered, the following Securities under the Indenture, which Securities are currently outstanding: (a) $750,000,000 aggregate principal amount of the Company's 7 7/8% Senior Notes due 2009; (b) $500,000,000 aggregate principal amount of the Company's 8 1/2% Senior Debentures due 2029; (c) $868,789,000 aggregate principal amount of the Company's 4% Senior Exchangeable Debentures Due 2029; (d) $1,000,000,000 aggregate principal amount of the Company's 8 1/4% Senior Debentures due 2030; (e) $1,000,000,000 aggregate principal amount of the Company's 3 3/4% Senior Exchangeable Debentures Due 2030; (f) $600,000,000 aggregate principal amount of the Company's 3 1/2% Senior Exchangeable Debentures due 2031; (g) $817,729,000 aggregate principal amount of the Company's 3 1/4% Senior Exchangeable Debentures due 2031; and (h) $237,800,000 aggregate principal amount of the Company's 7 3/4% Senior Notes due 2009 (collectively, the "Outstanding Securities");

        WHEREAS, the Company, in the exercise of the power and authority conferred upon and reserved to it under the provisions of the Original Indenture and pursuant to appropriate resolutions of the Executive Committee of the Board of Directors, has duly determined to make, execute and deliver to the Trustee this Ninth Supplemental Indenture to the Original Indenture in order to amend certain provisions of the Indenture, in each case as set forth herein (the "Amendments");

        WHEREAS, Section 901 of the Original Indenture provides, among other things, that the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, without the consent of any Holders, may enter into a supplemental indenture to amend or supplement any provision of the Indenture, provided that such amendment or supplement does not materially adversely affect the interests of the Holders of any Securities then Outstanding;

        WHEREAS, the Executive Committee of the Board of Directors of the Company has duly determined that the Amendments do not materially adversely affect the interests of the Holders of any of the Outstanding Securities; and

        WHEREAS, all things necessary to make this Ninth Supplemental Indenture a valid, binding and legal agreement of the Company, have been done.

        NOW, THEREFORE, THIS NINTH SUPPLEMENTAL INDENTURE WITNESSETH that, in order to give effect to the Amendments and for and in consideration of the premises and of the covenants contained in the Indenture and in this Ninth Supplemental Indenture and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed as follows:

ARTICLE ONE

AMENDMENTS

        Section 101. Amendments.

        (a)  The definition of "Board of Directors" in Section 101"Definitions; Rules of Construction" of Article One "Definitions and Other Provisions of General Application" of the Original Indenture is hereby amended in its entirety to read as follows:

          "Board of Directors" means the board of directors of the Company or any committee of that board duly authorized to act generally or in any particular respect for the Company hereunder, or, if the Company is not a corporation, the equivalent decision-making body of the Company or any authorized committee of such decision-making body.'

        (b)  The definition of "Company Request" and "Company Order" in Section 101 "Definitions; Rules of Construction" of Article One "Definitions and Other Provisions of General Application" of the Original Indenture is hereby amended to include the term "(if any)" following the term "Chairman of the Board of Directors" and following the term "Vice Chairman".

        (c)  The definition of "Officer's Certificate" in Section 101"Definitions; Rules of Construction" of Article One "Definitions and Other Provisions of General Application" of the Original Indenture is hereby amended to include the term "(if any)" following the term "Chairman of the Board" and following the term "Vice Chairman".

        (d)  The first sentence of Section 303 "Execution, Authentication, Delivery and Dating" of Article Three "The Securities" of the Original Indenture is hereby amended to include the term "(if any)" following the term "Chairman of the Board" and following the term "Vice Chairmen".

        (e)  Section 801 "Company May Consolidate, Etc., Only on Certain Terms" of Article Eight "Consolidation, Merger and Sales" of the Original Indenture is hereby amended to include the following as a new paragraph at the end thereof:

          "A conversion (pursuant to applicable corporate or limited liability company law of the Company's jurisdiction of incorporation or organization) of the Company from a corporation into a limited liability company or from a limited liability company into a corporation shall not be deemed to be a consolidation, merger or disposition subject to the requirements of the immediately preceding paragraph, provided that such conversion complies with Section 1008."

        (f)    Section 1008 "Corporate Existence" of Article Ten "Covenants" of the Original Indenture is hereby amended to replace the word "corporate" with the word "legal" in the title of the Section and in the text of the Section. The reference to such Section in the Table of Contents shall also be amended to reflect the amended title of such Section. Such Section is also hereby amended to include the following as the last sentences thereof: "The Company shall be permitted to effect a conversion (pursuant to applicable corporate or limited liability company law of the Company's jurisdiction of incorporation or organization) of the Company from a corporation into a limited liability company or from a limited liability company into a corporation, provided that, pursuant to applicable corporate or limited liability company law of the Company's jurisdiction of incorporation or organization, such conversion shall not be deemed to affect any obligations or liabilities of the Company incurred prior to such conversion (including obligations or liabilities with respect to the Securities). Notice of any such conversion shall be promptly delivered to the Trustee."

ARTICLE TWO

MISCELLANEOUS PROVISIONS

        Section 201. Capitalized Terms.    Each capitalized term that is used herein and is defined in the Original Indenture shall have the meaning specified in the Original Indenture unless such term is otherwise defined herein, in which case such term shall have the meaning specified herein.

        Section 202. No Undertaking or Representation.    The Trustee makes no undertaking or representations in respect of, and shall not be responsible in any manner whatsoever for and in respect of, the validity or sufficiency of this Ninth Supplemental Indenture (other than as set forth in the Indenture) or the proper authorization or the due execution hereof by the Company or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

        Section 203. Notices.    The addresses for notices to the Company and the Trustee, as of the date hereof, are:

  If to the Company:
  Liberty Media Corporation
  12300 Liberty Boulevard
  Englewood, Colorado 80112
  Attention: Treasurer

  If to the Trustee:
  The Bank of New York
  101 Barclay Street
  Floor 21 West
  New York, New York 10286
  Attention: Corporate Trust Officer

        Section 204. Conflict with Trust Indenture Act.    If any provision of this Ninth Supplemental Indenture limits, qualifies or conflicts with any duties under any required provision of the Trust Indenture Act, such required provision controls.

        Section 205. Benefits of Ninth Supplemental Indenture.    Nothing in this Ninth Supplemental Indenture shall give to any Person, other than the parties hereto, any Security Registrar, any Paying Agent, any Authentication Agent and their successors under the Indenture and the Holders of Securities, any benefit or any legal or equitable right, remedy or claim under this Ninth Supplemental Indenture.

        Section 206. Separability Clause.    In case any provision in this Ninth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        Section 207. Full Force and Effect.    Except as expressly amended hereby, the Indenture shall continue in full force and effect in accordance with the provisions thereof and the Indenture is in all respects hereby ratified and confirmed. This Ninth Supplemental Indenture and all its provisions shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided. This Ninth Supplemental Indenture in no way modifies the rights, duties or immunities of the Trustee under the Indenture or otherwise.

        Section 208. Governing Law.    This Ninth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof.

        Section 209. Counterparts.    This Ninth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

        Section 210. Date and Time of Effectiveness.    This Ninth Supplemental Indenture shall become a legally effective and binding instrument at and as of the date hereof.

        Section 211. Securities Deemed Conformed.    As of the date hereof, the provisions of each Security then outstanding shall be deemed to be conformed, without the necessity for any reissuance or exchange of such Security or any other action on the part of the Holders, the Company or the Trustee, so as to reflect this Ninth Supplemental Indenture.

        Section 212. Indemnification.    The Company shall indemnify the Trustee and its agents, officers, directors and employees for, and holds them harmless against any loss, liability, damage, claim or expense incurred without negligence or bad faith on their part arising out of or in connection with this Ninth Supplemental Indenture, including the costs and expenses of defending themselves against any claim or liability (whether asserted by the Company, a Holder of Securities or any other Person) in connection with the exercise or performance of any of their powers or duties under this Ninth Supplemental Indenture, except as to the extent that any such loss, liability or expense was due to the Trustee's gross negligence or willful misconduct.

        IN WITNESS WHEREOF, the parties hereto have caused this Ninth Supplemental Indenture to be duly executed as of the day and year first above written.

LIBERTY MEDIA CORPORATION
By:	/s/ ELIZABETH MARKOWSKI Name: Elizabeth Markowski Title: Senior Vice President
THE BANK OF NEW YORK, as Trustee
By:	/s/ REMO J. REALE Name: Remo J. Reale Title: Vice President

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  Exhibit 4.1